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                                  Exhibit 5.1
                                  -----------


                               Joseph Greenberger
                                   Law Office
                             111 East 61st Street
                               New York, NY 10021
                                  212-644-0700
                                Fax 212-644-3858



                                         April 25, 2001


Moore Medical Corp.
389 John Downey Drive
New Britain Connecticut 06050

Ladies and Gentlemen:

At your request, I have examined the registration statement on Form S-3 to be filed by Moore Medical Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about April 26, 2001 (the "registration statement") relating to the registration under the Securities Act of 1933, as amended, of 182,258 shares of the Company's common stock, $.01 par value (the "Shares"), being offered by certain selling shareholders specified therein (the "Selling Shareholders").

As counsel to the Company, I have examined the proceedings taken by the Company in connection with the offering by the Selling Shareholders of up to 182,258 Shares.

In my opinion the 182,258 Shares are legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to me in the registration statement, the prospectus constituting a part thereof, and any amendments thereto.

                              Very truly yours,


                              /s/ Joseph Greenberger

                                     EX-1